Exhibit 99.1

AdTheorent Announces Patrick Elliott to be Appointed Chief Financial Officer

NEW YORK, January 26, 2023 – AdTheorent Holding Company, Inc. (Nasdaq: ADTH) (“AdTheorent” or the “Company”), a leading programmatic digital advertising company using advanced machine learning technology and privacy-forward solutions to deliver measurable value for advertisers and marketers, today announced that Patrick Elliott will be appointed Chief Financial Officer, effective January 30, 2023, succeeding Chuck Jordan, who has served as AdTheorent’s CFO or in other financial roles since 2017. Elliott brings two decades of broad financial and strategic leadership spanning corporate finance, treasury, investor relations, institutional investment management and accounting, including extensive merger and acquisition experience.

“First, I would like to thank Chuck for his contributions over the last six years; he is a dedicated and first-class professional who helped us grow from a profitable startup to a publicly traded company,” said James Lawson, CEO of AdTheorent. “As we look to the future and the many new opportunities before us, I am thrilled that Patrick will be joining our team as CFO. He brings extensive financial and strategic expertise and deep knowledge of the technology landscape. Patrick will play a big role in the next chapter for AdTheorent as we execute our plans to drive value for shareholders.”

Prior to joining AdTheorent, Elliott was Senior Vice President of Finance at Skillsoft, a global leader in education technology. In this role he led financial planning and analysis, investor relations and served as Treasurer. Prior to this, Elliott spent nine years at Maxar Technologies, a leader in space technology, in various senior roles, most recently serving as Vice President, Financial Planning and Analysis & Corporate Development. During his tenure at Maxar Technologies, he drove the development of the annual operating budget and strategic growth plan, led investor relations and many successful corporate development initiatives. During his career, Elliott has completed more than 20 strategic acquisitions, divestitures, joint ventures and capital structure transactions.

Prior to his tenure with Maxar Technologies, Elliott held various financial positions at Ivory Capital, Ernst & Young, and Samuelson Partners. Elliott obtained a CPA license and received a Bachelor of Arts degree from University of California, Berkeley.

“AdTheorent has established itself as a true leader in the adtech space over the past 10 years, with a unique suite of products and profitable business model,” said Patrick Elliott. “I look forward to working with Jim and the rest of the AdTheorent team to capitalize on the enormous growth opportunities ahead and deliver long-term value for shareholders.”

About AdTheorent:

AdTheorent (Nasdaq: ADTH) uses advanced machine learning technology and privacy-forward solutions to deliver impactful advertising campaigns for marketers. AdTheorent’s machine learning-powered Platform A\T powers its predictive targeting, geo-intelligence, audience extension solutions and in-house creative capability, Studio A\T. Leveraging only non-sensitive data and focused on the predictive value of machine learning models, AdTheorent’s product suite and flexible transaction models allow advertisers to identify the most qualified potential consumers coupled with the optimal creative experience to deliver superior results, measured by each advertiser’s real-world business goals.

AdTheorent is consistently recognized with numerous technology, product, growth and workplace awards. AdTheorent was named an AdExchanger 2022 Top 50 Programmatic Power Player and was honored with an AI Breakthrough Award and “Most Innovative Product” (B.I.G. Innovation Awards) for six consecutive years. Additionally, AdTheorent is the only six-time recipient of Frost & Sullivan’s “Digital Advertising Leadership Award.” In September, evidencing AdTheorent’s continued prioritization of its team, AdTheorent was named a Crain’s Top 100 Best Place to Work in NYC for the ninth consecutive year. AdTheorent ranked fifth in the Large Employer Category and 17th Overall in 2022.

AdTheorent is headquartered in New York, with fourteen offices across the United States and Canada. For more information, visit AdTheorent.com.

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Investor Contact:

April Scee, ICR

AdTheorentIR@icrinc.com

(646) 277-1219

Press Contact:

Melanie Berger, AdTheorent

Melanie@adtheorent.com

(850) 567-0082